UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 25, 2019 (September 20, 2019)
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Watford Holdings Ltd.
(Exact name of Registrant as Specified in its Charter)
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Bermuda	001-38788	98-1155442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Waterloo House, 1st Floor
100 Pitts Bay Road, Pembroke HM 08
Bermuda
(Address of Principal Executive Offices) (Zip Code)
+1 (441) 278-3455
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	WTRE	Nasdaq Global Select Market
8½% Cumulative Redeemable Preference Shares	WTREP	Nasdaq Global Select Market

Item 1.01 Entry into a Material Definitive Agreement.

On September 20, 2019, Watford Holdings Ltd., as parent guarantor (the “Company”), entered into an unsecured 364-Day Letter of Credit Agreement (the “L/C Agreement”) with, among others, the Company’s main operating subsidiary, Watford Re Ltd., as account party (“Watford Re”), Lloyds Bank Corporate Markets Plc and BMO Capital Markets Corp., as joint lead arrangers and joint bookrunners, Lloyds Bank Corporate Markets Plc, as administrative agent (in such capacity, the “Administrative Agent”) and L/C agent, and the lenders party thereto, as issuing lenders (the “Lenders”), with total commitments of $100 million.

The proceeds of the L/C Agreement may be used by Watford Re to support its insurance obligations, obligations under reinsurance agreements and retrocession agreements to which it is a party and similar risk obligations. The commitments under the L/C Agreement terminate on September 19, 2020, but may be extended for an additional 364-day period subject to the terms and conditions set forth in the L/C Agreement.

Unless reimbursed on the date credit is extended, unreimbursed amounts under the L/C Agreement accrue interest at a rate per annum equal to a base rate plus an applicable margin.

The L/C Agreement requires Watford Re to pay to the Administrative Agent, for the account of each Lender, (i) a commitment fee for each calendar quarter at a per annum rate equal to 0.30% on such Lender’s ratable share of the average daily aggregate unused portion of the commitments and (ii) a letter of credit fee for each calendar quarter in respect of all letters of credit issued and outstanding during such quarter at a per annum rate equal to 1.75% on such Lender’s ratable share of the average daily aggregate amount of such letters of credit.

Watford Re’s obligations under the L/C Agreement are guaranteed by the Company.

The L/C Agreement contains certain covenants, including, but not limited to, limitations on indebtedness, liens, investments, consolidations, mergers and amalgamations, asset dispositions, restricted payments, transactions with affiliates, accounting changes, further negative pledges or restrictive agreements, line of business, sale leasebacks and minimum financial strength rating, as well as financial covenants, including a minimum consolidated indebtedness to tangible net worth ratio, a minimum consolidated tangible net worth requirement and a minimum asset holdings requirement. These covenants are subject to certain qualifications and limitations set forth in the L/C Agreement.

The L/C Agreement also provides for customary events of default which, if any of them occurs, may result in termination of the commitments under the L/C Agreement, acceleration of repayment obligations and exercise of remedies by the Lenders with respect to the Company’s guaranty.

The foregoing description of the L/C Agreement does not purport to be complete and is qualified by reference to the L/C Agreement itself, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits
(d)  Exhibits

Exhibit Number	Exhibit Description
10.1
364-Day Letter of Credit Agreement, dated as of September 20, 2019, among, inter alios, Watford Holdings Ltd., as parent guarantor, Watford Re Ltd., as account party, Lloyds Bank Corporate Markets Plc and BMO Capital Markets Corp., as joint lead arrangers and joint bookrunners, Lloyds Bank Corporate Markets Plc, as administrative agent and L/C agent, and the lenders party thereto, as issuing lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Watford Holdings Ltd.

By:	/s/ John Rathgeber
Name: John Rathgeber
Title: Chief Executive Officer
Date: September 25, 2019